Exhibit 14
WSB FINANCIAL GROUP, INC.
CODE OF ETHICS AND PROFESSIONAL CONDUCT
          WSB Financial Group’s mission includes promotion of professional conduct in the practice of financial management. WSB Financial Group’s Chief Executive Officer (CEO), Chief Financial Officer (CFO) and other employees of WSB Financial Group and its subsidiaries, including Westsound Bank (collectively, the “Company”) hold an important and elevated role in corporate governance in that they are uniquely capable and empowered to ensure that all stakeholders’ interests are appropriately balanced, protected, and preserved. This Code of Ethics and Professional Conduct (Code) embodies principles which we are expected to adhere to and advocate. These principles of ethical business conduct encompass rules regarding both individual and peer responsibilities, as well as responsibilities to Company employees, the public, and other stakeholders. The CEO, CFO, and all other Company employees are expected to abide by this Code as well as all applicable Company business conduct standards, policies and guidelines contained in any Westsound Bank handbook, manual or other written policy relating to areas covered by the Code. Any violations of the Code may result in disciplinary action, up to and including termination of employment.
          All employees covered by the Code will:
•	Act with honesty and integrity, avoiding actual or apparent conflicts of interest in their personal and professional relationships.

•	Provide stakeholders with information that is accurate, complete, objective, fair, relevant, timely, and understandable, including information in our filings with and other submissions to the U.S. Securities and Exchange Commission and other public bodies.

•	Comply with rules and regulations of federal, state, and local governments, and of other appropriate private and public regulatory agencies.

•	Act in good faith, responsibly, with due care, competence, and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated.

•	Respect the confidentiality of information acquired in the course of one’s work except when authorized or otherwise legally obligated to disclose.

•	Not use confidential information acquired in the course of one’s work for personal advantage.

•	Share knowledge and maintain professional skills important and relevant to stakeholders’ needs.

•	Proactively promote and be an example of ethical behavior as a responsible partner among peers, in the work environment and the community.

•	Exercise responsible use, control, and stewardship over all Company assets and resources that are employed by or entrusted to us.

•	Not coerce, manipulate, mislead, or unduly influence any authorized audit/ investigation or interfere with any auditor/investigator engaged in the performance of an internal or independent audit/investigation of WSB Financial Group, Inc.’s system of internal controls, financial statements, or accounting books and records.
          If you are aware of any suspected or known violations of this Code or other Company policies or guidelines, you have a duty to promptly report such concerns either to your manager, another responsible member of management or a Human Resources representative. The procedures to be followed for such a report are outlined in Westsound Bank’s Employee Handbook.
          If you have a concern about a questionable accounting or auditing matter and wish to submit the concern confidentially or anonymously, you may do so by submitting your question or concern to Veronica Colburn at mybank@westsoundbank.com or by calling the Business Conduct Line 24-hour number at 866-692-2652. You may also send a letter or fax reporting your concern to Westsound Bank’s Chief Risk Officer.
          The Company will handle all inquiries discreetly and make every effort to maintain, within the limits allowed by law, the confidentiality of anyone requesting guidance or reporting questionable behavior and/or a compliance concern.
          It is WSB Financial Group’s intention that this Code of Ethics and Professional Conduct be its written code of ethics under Section 406 of the Sarbanes-Oxley Act of 2002 complying with the standards set forth in Securities and Exchange Commission’s Regulation S-K, Item 406.